Exhibit 99.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of the translation from the original Italian text of our auditors’ report dated June 18, 2014, with respect to the exchange ratio of shares pursuant to article 2501 of the Italian Civil Code, included in Exhibit 99.1 to this Registration Statement and related Prospectus of Fiat Investments N.V. relating to the merger of Fiat S.p.A. with and into Fiat Investments N.V.

/s/ Reconta Ernst & Young S.p.A.

Turin, Italy

July 1, 2014